UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85288
(Address of principal executive offices, including zip code)

Jason Dymbort
General Counsel & Secretary
(602) 414-9300
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☑    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

☐    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

Section 1 – Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

A copy of First Solar, Inc.’s Conflict Minerals Report for the year ended December 31, 2023 is attached as Exhibit 1.01 hereto and is publicly available at investor.firstsolar.com.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01    Conflict Minerals Report of First Solar, Inc. for the year ended December 31, 2023, as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

FIRST SOLAR, INC.

Date: May 21, 2024	By:	/s/ JASON DYMBORT
	Name:	Jason Dymbort
	Title:	General Counsel & Secretary

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